UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2016

MEDPACE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37856	32-0434904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5375 Medpace Way Cincinnati, Ohio	45227
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 579-9911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2016, the Board of Directors (the “Board”) of Medpace Holdings, Inc. (the “Company”) increased the size of the Board from six to seven directors, and elected Bruce Brown as a Class I director of the Company.  Mr. Brown has been appointed to serve on the Audit Committee and the Compensation Committee of the Board (the “Audit Committee” and the “Compensation Committee”, respectively).

Mr. Brown currently serves as a member of the board of directors, Chairman of the Personnel Committee and a member of the Corporate Governance and Nomination Committee of Nokia Corporation.  He has been a member of Nokia Corporation’s board of directors, its Corporate Governance and Nomination Committee and its Personnel Committee since 2012, and has served as Chairman of the Personnel Committee since May 2014.  Mr. Brown also currently serves as a member of the board of directors and the Audit Committee and Nominating and Corporate Governance Committee of P. H. Glatfelter Company.  He has been a member of P. H. Glatfelter Company’s board of directors since 2014, and has been a member of its Audit Committee and its Nominating and Corporate Governance Committee since 2014.  Mr. Brown retired from The Procter & Gamble Company in 2014, where he served as Chief Technology Officer from 2008 to 2014 and in various executive and managerial positions in the Baby Care, Feminine Care and Beauty Care units from 1980 to 2008.  Mr. Brown has been a member of the board of directors of the Agency for Science, Technology & Research (A*STAR) in Singapore since 2011.  He was a member of the board of trustees of Xavier University from 2010 to May 2016.  Mr. Brown received his Bachelor of Science in Chemical Engineering from the Polytechnic Institute of New York University and his MBA in Marketing and Finance from Xavier University.  Mr. Brown was chosen as a director because of his significant experience as a member of the boards of directors and various committees of the boards of directors of public companies and as an executive of a public company.

Mr. Brown will participate in the Company’s standard compensation program for non-employee directors, including an annual retainer of $40,000, an additional annual retainer of $7,500 for Mr. Brown’s service on the Audit Committee, an additional annual retainer of $7,500 for Mr. Brown’s service on the Compensation Committee and an annual equity award of an option with a fair value on the date of grant of $90,000 to be granted on the date of each annual meeting of the Company’s stockholders beginning with the next annual meeting.  On November 1, Mr. Brown will be granted an annual equity award in the form of an option to purchase 4,500 shares of the Company’s common stock with an exercise price equal to the closing price per share of the Company’s common stock on the grant date and a term of seven years (the “Initial Option”).  One-twelfth of the Initial Option will be vested immediately upon grant and 1/12 of the Initial Option will vest on the first day of each calendar month thereafter, subject to Mr. Brown’s continued service on the Board through each such vesting date.  The Initial Option will be provided in lieu of the initial award of options to directors who commence service on a date other than an annual meeting date described in Section 2(b) of the Company’s Non-Employee Director Compensation Policy.  Mr. Brown has also entered into the Company’s standard indemnification agreement for directors and officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPACE HOLDINGS, INC.

Date:	October 28, 2016	By:	/s/ Stephen P. Ewald
		Name:	Stephen P. Ewald
		Title:	General Counsel and Corporate Secretary